Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated January 22, 2007, relating to the statement of net assets of the Allianz RCM Global EcoTrendsSM Fund as of January 19, 2007. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

January 24, 2007